PROJECT ZOLA                                                   Executive Summary


HISTORICAL PRICE GRAPH WITH KEY EVENTS

[GRAPHIC OMITTED]

Historical price graph of Intek with key events identified from March 1, 1996 through January 15, 1999.



THE LAZARD HOUSES                               Preliminary Draft - Confidential

PROJECT ZOLA                                                   Executive Summary


INTEK ONE YEAR STOCK PRICE PERFORMANCE AND VOLUME WEIGHTED CLOSING PRICES

                                   STOCK PRICE
                               [GRAPHIC OMITTED]

Historical price graph of Intek from December 15, 1997 through January 15, 1999.


                         VOLUME WEIGHTED CLOSING PRICES
                               [GRAPHIC OMITTED]

Volume weighted closing prices for Intek shares traded from December 15, 1997 through January 15, 1999.

                 $1.00-$2.00    $2.00-$3.00    $3.00-$4.00    $4.00-$5.00
% Within
Trading Range:      39.4%          22.6%          29.5%           8.5%

Cumulative:         39.4%          62.0%          91.5%         100.0%


THE LAZARD HOUSES                    -2-        Preliminary Draft - Confidential

PROJECT ZOLA                                                   Executive Summary
--------------------------------------------------------------------------------


SUMMARY OVERVIEW OF INTEK'S CURRENT BUSINESS LINES


-----------------------         ------------------------------------------------
                                - Exceeds FCC's future 6.25 kHz standard
COMMERCIALIZATION OF
   LM TECHNOLOGY        [arrow
                        right]  - Nokia Development Contract

                                - Pipeline of additional development contracts
-----------------------         ------------------------------------------------

-----------------------         ------------------------------------------------
                                - Distribution of spectrum efficient products

                                - Exclusive provider of LM products
      MIDLAND           [arrow
                        right]  - 24 hour customer service group

                                - Distributor of non-LM products (Hitachi)
-----------------------         ------------------------------------------------

-----------------------         ------------------------------------------------
                                - Full turnkey service offering

                                - National coverage capability

                                - Targeted markets: 220 MHz, refarming and
                                  public safety
      ROAMER            [arrow
                        right]  - 297 base station sites/300 dealers

                                - 100+ sites for 220 MHz licenses

                                - 10,500 subscribers at 9/30/98(a)

                                - 22,500 subscribers projected at 9/30/99(a)
-----------------------         ------------------------------------------------


---------------
(a) Based on December business plans

--------------------------------------------------------------------------------
THE LAZARD HOUSES                    - 3 -      Preliminary Draft - Confidential

PROJECT ZOLA                                                   Executive Summary


STRATEGIC ASSESSMENT OF INTEK GLOBAL

BUSINESS PERSPECTIVE

[up arrow]  200 MHz spectrum assets gives company an efficient outlet for its LM
            Technology (capacity for 750,000 -1 million users)

[up arrow]  FCC 2005 Mandate (6.25 kHz) drives refarming market opportunity
            (12.1 mm UHF/VHF users)

[up arrow]    Attractive development opportunities for LM Technology (Nokia)

[up arrow]    EF Johnson agreement significantly lowers equipment cost and manufacturing risk

[up arrow]    Potential for Laidlaw type sales

[up arrow]    $50 mm NRTC agreement; potential revenue from sale of
              decommissioned base sites in B/C markets

[up arrow]    Numerous ancillary uses for technology (AVL, Security)

[up arrow]    Experienced management team

[down arrow]  Relatively unproven business model

FINANCIAL AND MARKET PERSPECTIVE

[up arrow]    9,500 subscriber additions in 1998; 61% revenue growth

[down arrow]  $15 mm operating loss projected in 1999

[down arrow]  Viability of equipment rental arrangement (growth case)

[down arrow]  Little or no positive stock price movement in response to recent business developments

[down arrow]  $1.00-$2.00 trading range since late summer 1998

[down arrow]  Likely need for additional capital beyond recent $25 mm financing


THE LAZARD HOUSES                    -4-        Preliminary Draft - Confidential

PROJECT ZOLA                                                   Executive Summary


VALUATION SUMMARY BASED ON DECEMBER BUSINESS PLANS

- OUR PRELIMINARY VALUATION WORK BASED ON THE DECEMBER BUSINESS PLANS SUGGESTS THAT SECURICOR SHOULD BE WILLING TO PAY APPROXIMATELY $1.75 - $2.25 PER INTEK SHARE

    -   Consistent with premiums paid (25% - 39%) and minority transactions (22%
        - 29%)

    -   High end of DCF valuation

- AS WITH FAHNESTOCK OPINION FROM THE 1996 MERGER, WE BELIEVE THAT COMPARABLE COMPANY TRADING MULTIPLES AND COMPARABLE TRANSACTIONS ARE NOT PRIMARILY APPLICABLE VALUATION BENCHMARKS FOR INTEK.


        METHODOLOGY            VALUATION RANGE         PREMIUM VERSUS CURRENT
        -----------            ---------------         ----------------------
Current value (1/15/99)(a)          $1.44                         -

20-Day average                      $1.31                       (9%)

52 week High/Low                $1.03 - $4.75               (28%) - 230%

Premiums Paid                   $1.80 - $2.00                25% - 39%

Minority Transactions           $1.75 - $1.85                22% - 29%

DCF                             $1.75 - $2.25                22% - 56%

----------
(a) All references to Intek's current value reflect the closing stock price of $1.44 on 1/15/99, the last trading day before its most recent Schedule 13D filing.


THE LAZARD HOUSES                    -5-        Preliminary Draft - Confidential

PROJECT ZOLA                                                   Executive Summary


SUMMARY COMMENTARY ON "UNCONSTRAINED" INTEK BUSINESS PLAN


LAZARD MET WITH BEAR STEARNS AND INTEK CEO BOB SHIVER ON FEBRUARY 2, 1999 TO DISCUSS Intek's "Unconstrained" business plan.

-   PLAN IS NOT YET 100% COMPLETE

    - Each business line (Roamer, Midland and LMT) have separate projections with varying degrees of detail

    -   Fully integrated model is not available

- ASSUMPTIONS REFLECT UNCONSTRAINED AVAILABILITY OF ADDITIONAL CAPITAL BEYOND RECENT $25 MM FINANCING

-   ROAMER ITSELF COULD REQUIRE UP TO $100 MM OF ADDITIONAL FUNDING THROUGH 2003

    - 525,000 projected subscribers by 2008 (spectrum capacity is estimated at 750,000 - 1 mm subscribers)

    -   Cash flow negative through 2003; Seven-year investment pay back (2005)

- PROJECTIONS ARE DETAILED, BUT FAIRLY SIMPLISTIC IN NATURE AND LACK NECESSARY SENSITIVITY STUDIES

    -   Generic Roamer models have been created for both large and small markets

    -   Assumes all market roll-outs have same financial characteristics

    - Service pricing, subscriber acquisition costs and G&A costs held constant for entire 10 year period


THE LAZARD HOUSES                    -6-        Preliminary Draft - Confidential